UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

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UNIVERSAL POWER GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIVERSAL POWER GROUP, INC.

1720 Hayden Drive

Carrollton, Texas 75006

(469) 892-1122

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AT 10:00 A.M., CENTRAL DAYLIGHT TIME, ON JUNE 18, 2007

To the Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Meeting”) of Universal Power Group, Inc., a Texas corporation (the “Company”), which will be held at the Crowne Plaza Hotel located at 14315 Midway Road, Addison, TX 75001 to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement:

1.	To elect a board of directors to serve until the next annual meeting of the Company’s shareholders or until their respective successors have been elected and qualify;

2.	To approve an amendment to the Company’s 2006 Stock Option Plan to increase the number of shares available for issuance thereunder from 1,250,000 to 1,500,000;

3.	To ratify the selection and appointment of KBA Group LLP as the Company’s independent registered public accounting firm for the fiscal year 2007; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record of the Company’s Common Stock at the close of business on April 20, 2007, the record date set by the Board of Directors, are entitled to notice of, and to vote at, the Meeting and at any adjournment or postponements thereof.

THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ANY SHAREHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors,

Mimi Tan,
Secretary

Carrollton, Texas

April 27, 2007

UNIVERSAL POWER GROUP, INC.

1720 Hayden Drive

Carrollton, Texas 75006

(469) 892-1122

----------------------------

PROXY STATEMENT

----------------------------

This proxy statement contains information related to the 2007 Annual Meeting of Shareholders (“Meeting”) of Universal Power Group, Inc., a Texas corporation (the “Company”), to be held at the Crowne Plaza Hotel located at 14315 Midway Road, Addison, TX 75001 at 10:00 a.m. CDT, on Monday, June 18, 2007, and at any postponements or adjournments thereof. The approximate date of mailing for this proxy statement, proxy card and a copy of our annual report to shareholders for the year ended December 31, 2006, is May 14, 2007.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished herewith by the Company to each shareholder and, in each case, is solicited on behalf of the Board of Directors of the Company (the “Board”) for use at the Meeting. Shareholders are requested to complete, date and sign the accompanying proxy and return it promptly to the Company. Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder giving a proxy has the right to revoke it at anytime by either (i) a later-dated proxy, (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

The entire cost of soliciting these proxies will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositories, and other fiduciaries for costs incurred in forwarding soliciting materials to their principals. Members of the management of the Company may also solicit some shareholders in person, or by telephone, telegraph or telecopy, following solicitation by their Proxy Statement, but will not be separately compensated for such solicitation services.

Proxies duly executed and returned by shareholders and received by the Company before the Meeting will be voted FOR the re-election of all of the nominee-directors specified herein, FOR the amendment to the Company’s 2006 Stock Option Plan, and FOR the ratification of the selection and appointment of KBA Group LLP as the Company’s independent registered public accounting firm for the fiscal year 2007, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board and each of them is a current director of the Company.

SHAREHOLDER’S VOTING RIGHTS

Only holders of record of the Company’s Common Stock, $0.01 par value (“Common Stock”), at the close of business April 20, 2007 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting or at any adjournment or postponements thereof. On the Record Date there were 5,000,000 shares of Common Stock outstanding with one vote per share.

A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any shareholder at our corporate headquarters, 1720 Hayden Drive, Carrollton, Texas 75006, during normal business hours for a period of ten days before the Meeting and at the time and place of the Meeting.

With respect to the election of directors, assuming a quorum is present, the candidates receiving the highest number of votes will be elected. See “Election of Directors.” To approve the amendment to the Company’s 2006 Stock Option Plan (“2006 Stock Option Plan” or “Plan”) and ratify the selection and appointment of KBA Group LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented at the Meeting is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of the Common Stock.

Under the Company’s bylaws and Texas law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposals to approve the amendment to the Company’s 2006 Stock Option Plan and ratify the selection and appointment of KBA Group LLP will have the effect of a no vote for such proposal.

DIRECTORS AND EXECUTIVE OFFICERS

The names, ages and titles of our executive officers and directors, as of December 31, 2006, are as follows:

Name	Age	Positions
Randy Hardin	47	Chief Executive Officer, President and Director
Ian Colin Edmonds	35	Executive Vice President, Chief Operating Officer and Director
Julie Sansom-Reese	44	Chief Financial Officer and Treasurer
Mimi Tan	33	Senior Vice President Business Development and Marketing and Corporate Secretary
William Tan	63	Chairman of the Board
Leslie Bernhard	62	Director
Marvin I. Haas	64	Director
Garland P. Asher	62	Director
Robert M. Gutkowski	58	Director

RANDY HARDIN has been our president since October 1996 and was appointed chief executive officer in January 1999. He has also been a director since January 1999. Mr. Hardin served as a director of AlphaNet Hospitality Systems, Inc. (a wholly owned subsidiary of our former corporate parent and currently our largest single shareholder, Zunicom, Inc. - OTCBB:ZNCM) from September 2001 through December 2006. From 1982 to 1991 Mr. Hardin was employed at Interstate Batteries. From 1991 to 1996, Mr. Hardin was the national sales manager of MK Battery, Inc., a distributor of sealed batteries. Mr. Hardin is a graduate of Texas A&M University where he received a Bachelor of Arts in Political Science in 1982.

IAN COLIN EDMONDS has been a director since January 1999, our chief operating officer since May 2002 and our executive vice president since October 2006. He is responsible for overall operations, corporate finance, M&A and planning activities and risk management. Mr. Edmonds serves as a director of Zunicom and from July 1997 through December 2006 served as an officer, first as vice president and from April 2003 as executive vice president. He also served as a director of AlphaNet from October 1999 through December 2006. Mr. Edmonds holds a Bachelors Degree in Marketing with a Minor in Statistics from the University of Denver. Mr. Edmonds is the husband of Mimi Tan and the son-in-law of William Tan.

JULIE SANSOM-REESE has been employed by us since 1986. She was appointed as our chief financial officer in 1991. She served as chief financial officer for Zunicom, Inc. from 1992 through July 1997 and was appointed interim chief financial officer of Zunicom in November 1999 and assumed that role on a permanent basis from November 2000 through December 2006. She also served as chief financial officer of AlphaNet from October 2003 through December 2006. Ms. Sansom-Reese earned a Bachelor of Arts in Business from Texas Tech University in May 1986.

MIMI TAN has been our corporate secretary since February 1998, and our senior vice president of business development and marketing since December 2006. She served as our vice president of business development and marketing from May 2002 through December 2006. Her responsibilities include new business development and projects, corporate marketing and overall branding strategies. She seved as Zunicom’s director of operations and corporate secretary from February 1998 through December 2006 and as AlphaNet’s corporate secretary from October 1999 through December 2006. Ms. Tan graduated cum laude from the University of Denver in November 1996 with a Bachelor’s Degree in Marketing and a Minor in Statistics. She is the daughter of William Tan and the wife of Ian Edmonds.

WILLIAM TAN has been chairman of the board since January 1999. He has served as the chairman of Zunicom since February 1997 and of AlphaNet since October 1999. Mr. Tan’s principal business has been private investments and he has held senior executive positions in a number of financing, insurance, textile, property development and related businesses. Mr. Tan is the father of Mimi Tan and the father-in-law of Ian Edmonds.

None of Messrs. Hardin, Edmonds or Tan, is “independent” under the rules and regulations that apply to a company listed on the American Stock Exchange. However, the following non-employee directors are “independent”.

Non-Employee Directors

LESLIE BERNHARD became a director in December 2006 upon the effectiveness of our initial public offering. She is a co-founder of AdStar, Inc. (Nasdaq: ADST), provider of technology services to the newspaper classified advertising industry. She has been a director of AdStar since its inception in 1986 and its president and chief executive officer since 1991. Ms. Bernhard also serves on the board of directors of Milestone Scientific, Inc., (OTCBB: MLSS.OB): a developer and manufacturer of medical and dental equipment. Ms. Bernhard holds a B.S. degree from St. John’s University.

MARVIN HAAS became a director in December 2006 upon the effectiveness of our initial public offering. He served as president and chief executive officer of Chock Full O’Nuts Corporation (NYSE: CHF) from 1993 through 1999 when Chock was sold to Sara Lee Corporation. Since his retirement from Chock Full O’Nuts, Mr. Haas has been a private investor. Mr. Haas received a B.A. from Northeastern University and an MBA from its Graduate School of Business.

GARLAND P. ASHER became a director in December 2006 upon the effectiveness of our initial public offering. He is the founder and principal of G. Parker Holdings, Inc., which specializes in financial consulting and investment management services. In addition, from September 1999 through June 2004, Mr. Asher was the president and chief operating officer of Integration Concepts, Inc., a software development company. From 1991 through 1992 he was the chief financial officer of Intelligent Electronics, Inc., a distributor of personal computers, and from 1986 through 1991 he was the chief financial officer of Intertan, Inc. an electronics retailer. Mr. Asher is currently serving on the City of Fort Worth audit committee. Mr. Asher is a certified financial analyst and received an MBA in International Finance from the Wharton School of Commerce and Finance, University of Pennsylvania in May 1970.

ROBERT M. GUTKOWSKI became a director in December 2006 upon the effectiveness of our initial public offering. He is the founder, president and chief executive officer of Marketing Group International, a provider of consulting services to businesses in the sports and entertainment industries. He advised the New York Yankees in regard to the creation of the YES Network, a regional sports and entertainment network. He previously served as chief executive officer of the Marquee Group, Inc., a worldwide sports and entertainment firm that managed, produced and marketed sports and entertainment events and provided representation for athletes, entertainers and broadcasters. From 1991 until 1994, he was president of Madison Square Garden, Inc. where he was responsible for the operations of the New York Knickerbockers basketball team, the New York Rangers hockey club and MSB Communications, which included the MSG Television Network. Mr. Gutkowski was a member of the Board of Directors of EuroTrust A/S, (Nasdaq: EURO) from May 2004 through May 2006.

Key Employee

RAMIN SALEHI, age 33, joined the company in September 1997 as a database design analyst. In December of 2006, Mr. Salehi was appointed senior vice president of supply chain and information technology. He is responsible for the overall direction and tactical execution of supply chain and information systems operations of the company. Mr. Salehi holds a Bachelor of Science degree in Computer Systems Design from the University of Houston – Clear Lake.

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BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our Common Stock as of April 27, 2007 (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director, (iii) each of the Named Executive Officers in the Summary Compensation Table below, and (iv) all directors and executive officers as a group.

	Common Stock
Name and Address(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class(3)

Directors and Named Executive Officers
William Tan	2,356,250 (4)	44.0%
Randy Hardin	475,000 (5)	8.7%
Ian Colin Edmonds	2,356,250 (6)	44.0%
Mimi Tan	--	--
Julie Sansom-Reese	--	--
Leslie Bernhard	10,000 (5)	*
Robert M. Gutkowski	10,000 (5)	*
Marvin I. Haas	10,000 (5)	*
Garland P. Asher	13,000 (7)	*
All Directors and Executive Officers as a Group (9 persons)	3,230,500 (8)	51.8%

5% Shareholders
Zunicom, Inc. 4315 W. Lovers Lane Dallas, TX 75209	2,000,000	40.0%

3V Capital Management LLC 3 Greenwich Office Park Greenwich, CT 06831	628,700 (9)	12.6%

______________________

*	Less than 1.0%.
(1)	Unless indicated otherwise, all addresses are c/o Universal Power Group, Inc., 1720 Hayden Road, Carrollton, TX 75006.
(2)

Except as otherwise indicated and subject to applicable community property and similar laws, the Company assumes that each named person has the sole voting and investment power with respect to his or her shares, other than shares subject to options.

(3)

Percent of Class for the Common Stock is based on the 5,000,000 shares outstanding as of April 27, 2007. In addition, shares which a person had the right to acquire within 60 days are also deemed outstanding in calculating the percentage ownership of the person but not deemed outstanding as to any other person.

(4)

Includes 356,250 shares underlying options granted and 2,000,000 shares owned by Zunicom over which Messrs. Tan and Edmonds have voting control by virtue of the fact that they are directors of Zunicom.

(5)	Represents shares underlying options.
(6)

Includes 356,250 shares underlying options granted and 2,000,000 shares owned by Zunicom over which Messrs. Tan and Edmonds have voting control by virtue of the fact that they are directors of Zunicom.

(7)	Includes 10,000 shares underlying options.
(8)

Includes 2,000,000 shares owned by Zunicom over which Messrs. Tan and Edmonds have voting control by virtue of the fact that they are directors of Zunicom and 1,230,500 shares underlying options held by Messrs. Tan, Hardin and Edmonds.

(9)	Voting and investment control over these shares are vested in Scott A. Stagg and Gary Katcher, the managing members of 3V Capital Management LLC.

As of April 27, 2007 the Company is not aware of any pledges of its Common Stock which may at a subsequent date result in a change in control of the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under our bylaws, the Board must consist of a minimum of three and a maximum of 11 directors. As of December 31, 2006, the Board has seven members. Directors are elected annually at the annual meeting of shareholders to hold office for one year and until their successors are duly elected and qualified. Board vacancies resulting from resignations, retirements, removals or newly created seats resulting from an increase in the number of directors, may be filled by a majority vote of the director(s) then in office.

The nominees named herein are presently members of the Board, and each nominee has consented to serve as a director if re-elected at this year’s Meeting. In the event the nominees named herein are unable to serve as directors, discretionary authority is reserved for the Board to vote for a substitute. The Board has no reason to believe that any nominee named herein will be unable to serve if re-elected.

Nominees standing for election to the Board

Name	Age	Title
Randy Hardin	47	Chief Executive Officer, President and Director
Ian Colin Edmonds	35	Executive Vice President, Chief Operating Officer and Director
William Tan	63	Chairman of the Board
Leslie Bernhard	62	Director
Marvin I. Haas	64	Director
Garland P. Asher	62	Director
Robert M. Gutkowski	58	Director

The Board Unanimously Recommends a Vote “FOR” The Re-election Of The

Nominees Named Above and Proxies That Are Signed and

Returned Will Be So Voted Unless Otherwise Instructed

CORPORATE GOVERANCE AND BOARD COMMITTEES

Board Composition

Our Board currently consists of seven directors. Each director is elected for a term of one year and serves until a successor is duly elected and qualified or until his or her death, resignation or removal. Mr. Tan, Chairman of the Board, is the father of Mimi Tan and the father-in-law of Ian Edmonds.

Director Independence

A majority of our Board is independent, as required by and as defined in Section 121(A) of the AMEX listing standards. We believe that Messrs. Haas, Asher, Gutkowki and Mrs. Bernhard are independent under the AMEX listing standards. Under AMEX listing standards, generally a director is considered independent as long as he or she does not have a relationship with the Company or management which would interfere with the exercise of independent judgment in carrying out the director’s responsibilities.

Board Meetings

The Board met twice during 2006. Each director attended all of the meetings of the Board. Absent special circumstance, each director is expected to attend the annual meeting of shareholders. All persons who were directors during 2006 attended at least 75% of these meetings.

Committees Established by the Board

The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee is made up entirely of independent directors.

Name	Audit Committee	Corporate Governance and Nominating Committee	Compensation Committeee
Garland Asher	Chairperson		*
Leslie Bernhard	*	Chairperson	*
Robert Gutkowski	*	*
Marvin Haas		*	Chairperson
* indicates member

Audit Committee. The Audit Committee members consist of Garland P. Asher, who serves as chairperson, Leslie Bernhard and Robert Gutkowski. The Board has determined that Garland P. Asher is an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K, and “independent” for purposes of AMEX listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934.

The Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with auditors and audits of financial statements. Specifically, the Audit Committee’s responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;
•	evaluating the qualifications, independence and performance of our independent auditors;
•	approving the audit and non-audit services to be performed by the independent auditors;
•	reviewing the design, implementation and adequacy and effectiveness of our internal controls and critical policies;
•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and other accounting matters;
•	with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and
•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

Compensation Committee. The Compensation Committee members consist of Marvin I. Haas, as chairperson, Leslie Bernhard and Garland P. Asher. The Compensation Committee assists the Board in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;
•	reviewing the performance objectives and actual performance of our officers; and
•	administering our stock option and other equity and incentive compensation plans.

The CEO may not be present during any deliberations on his compensation.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee assists the Board by identifying and recommending individuals qualified to become members of the Board, reviewing correspondence from our shareholders and establishing and overseeing our corporate governance guidelines. Specific responsibilities include the following:

•	evaluating the composition, size and governance of our Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering shareholder nominees to our Board;
•	reviewing our corporate governance principles and making recommendations to the Board regarding possible changes; and
•	reviewing and monitoring compliance of our code of ethics and insider trading policy.

The chairman of the Corporate Governance and Nominating Committee is Leslie Bernhard and the other members of the committee are Marvin I. Haas and Robert M. Gutkowski.

Shareholder Recommendation for Director Nominations

As noted above, the Corporate Governance and Nominating Committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by shareholders. Recommendations of shareholders should be sent to us in a timely manner, either in person or by certified mail, to the attention of our Corporate Secretary. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the shareholder considers appropriate in support of that recommendation but must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director if elected. The Corporate Governance and Nominating Committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Corporate Governance and Nominating Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Corporate Govenance and Nominating Committee may conduct interviews, obtain additional background information and conduct reference checks of the candidate, among other things. The Corporate Governance and Nominating Committee may also ask the candidate to meet with management and other members of the Board.

Communications with Non-Management Members of the Board

The Company’s Corporate Goverance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communication via http://upgi.silentwhistle.com/ethfeedback/index.jsp or toll free number (800)561-7480. All such correspondence is provided to the presiding chairman at, or prior to, the next executive session held at a regular Board meeting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Corporate Governance

The Board has adopted a resolution that, in the future, any transactions between us and another person or entity who is deemed to be an “affiliate” or a related party must be approved by a majority of our disinterested directors.

Transactions with Related Parties

Since 1999, we have been paying Zunicom a management fee and, from time-to-time, based on cash availability and Zunicom’s working capital needs, dividends. From January 1, 2006 through December 31, 2006 we engaged in the following related party transactions:

•

We paid management fees of $480,000 and cash dividends of $964,000 to our former parent Zunicom. The management fee is intended to reimburse Zunicom for various services it performs and costs it incurs on our behalf. The services Zunicom performs includes accounting, tax preparation and shareholder and investor relations. Some of the costs Zunicom incurs on our behalf include personnel costs, audit fees, legal fees and filing fees.

•

Immediately before our IPO was effective, we declared a $3 million dividend payable to our former parent Zunicom. The amount of the dividend was the difference between $10 million and the gross proceeds realized by Zunicom from the sale of our shares that it owned that were included in our IPO. The dividend is evidenced by a note payable, which has a maturity date of June 20, 2012 and which bears interest at the rate of 6% per annum. Interest on the unpaid principal amount of this note is payable quarterly, in arrears, and the principal amount will be repaid in 16 equal quarterly installments of $187,500 beginning September 20, 2008.

•

At December 31, 2006 we owed Zunicom an additional $2.85 million, reflecting the tax benefit of the consolidated losses used to offset our taxable income and is evidenced by a note bearing interest at 6% per annum and maturing June 20, 2012. Interest on the unpaid principal amount of this note is payable quarterly, in arrears, and the principal amount will be repaid in 16 equal quarterly installments of $178,125 beginning September 20, 2008.

•

Prior to December 31, 2006, AlphaNet (a wholly owned subsidiary of our former parent, Zunicom) owed us approximately $177,000, which amount was assigned to Zunicom as part of a partial payment of a current payable to Zunicom. The amounts owed related to various costs we paid on behalf of AlphaNet, including insurance, accounting, and other operating costs.

Compensation of Directors

Our “independent” directors receive an annual fee of $5,000, payable in equal quarterly installments, and $500 plus reimbursement for actual out-of-pocket expenses in connection with each board meeting attended in person or $200 for each board meeting attended telephonically. In addition, the chairman of the audit committee will receive an annual fee of $1,000, payable in equal quarterly installments, and each Committee member will receive $500 plus reimbursements for all out-of-pocket expenses they incur for each committee meeting they attend in person or $200 for each committee meeting attended telephonically, unless the committee meeting immediately follows or precedes a board meeting, in which case he will receive $200 for attending in person or $100 for attending telephonically.

The following table presents information relating total compensation for our non-employee directors for the year ended December 31, 2006.

Director Compensation

Name	Option Awards(2)	All Other Compensation	Total(2)

William Tan	$651,938	$ --	$651,938
Leslie Bernhard(1)	--	--	--
Marvin I. Haas(1)	--	--	--
Garland P. Asher(1)	--	--	--
Robert M. Gutkowski(1)	--	--	--
	--	--	--

_______________________

(1)	Ms. Bernhard and Messrs. Hass, Asher and Gutkowski were elected as directors in late December, 2006 and received no remuneration for 2006.
(2)	2006 expense as calculated by SFAS No. 123(R).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

We provide what we believe is a competitive total compensation package to our executive management team through various combinations of base salary, an annual cash incentive plan, a long-term equity incentive compensation plan and broad-based benefits programs. We place significant emphasis on pay for performance-based incentive compensation programs, which make payments when certain company, team and individual goals are achieved and/or when our common stock price appreciates.

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our chief executive officer (the principal executive officer), chief financial officer, and the other three most highly-compensated executive officers, which are collectively referred to as the “Named Executive Officers”.

The Objectives of our Executive Compensation Program

Provide compensation packages consistent with our competition.

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance and value to our shareholders, we strive to provide a total compensation package that is competitive with total compensation generally provided to executives in our industry and general industry companies of similar size in terms of revenue and market capitalization. Those are the organizations against whom we generally compete for executive talent.

If performance on company, team or individual goals exceeds targeted levels, our executives have the opportunity, through bonuses and long-term equity incentive compensation plans, to receive total compensation that may exceed the median pay for our industry and general industry. We believe our executive compensation packages are reasonable when considering our business strategy, our compensation philosophy and the competitive market pay. For each executive officer, we consider the relevance of following:

• Our business need for the executive officer's skills;

• The contributions that the executive officer has made or we believe will make to our success;

• The transferability of the executive officer's managerial skills to other potential employers;

• The relevance of the executive officer's experience to other potential employers, particularly in our industry; and

• The readiness of the executive officer to assume a more significant role with another potential employer.

Require performance goals to be achieved or common stock price to increase in order for the majority of any incentive pay to be earned.

Our executive compensation program emphasizes pay for performance. Performance is measured based on shareholder return as well as achievement of company, team and individual performance goals established by our Board relative to our board of director approved annual business plan. The goals for our company are established so that target attainment is not assured. The attainment of payment for performance at target or above will require significant effort on the part of our executives.

The compensation package for our executive officers may include both cash and equity incentive plans that align an executive's compensation with our short-term and long-term performance goals and objectives.

Annual cash incentive bonuses that are earned based on targeted performance measures aligned with our business strategy are approved by the Board at the beginning of each fiscal year.

For 2006, the cash incentive bonuses were based on the following performance measures:

Achievement of operating targets including:

• Annual net income before federal income taxes, management fees, and bonus and incentive award costs;

• Individual performance measures, such as achievement of strategic objectives.

For 2007, the cash incentive bonuses are based on the following performance measures:

Achievement of operating targets including:

• Annual net income before federal income taxes, and bonus and incentive award costs with maximum caps on the amount of such bonus earned in any one year;

• Individual performance measures, such as achievement of strategic objectives and progress toward achieving the company’s short and long-range objectives;

In addition to the components listed above, the individual performance measure has a discretionary component. This component is intended to reward performance in areas that are not quantified in the major metrics. The determination and payout of the discretionary component is based on specific strategic objectives as well as general performance in other categories and provides recognition for contributions made to the overall health of the business and are awarded on a discretionary basis by the Board at the end of each fiscal year.

Our long-term equity incentive program for 2006 consists of awards of options to acquire our common stock which require growth in our common stock price in order for the executive officer to realize any value. We award stock options to align the interests of the executive officers to the interests of the shareholders through appreciation of our common stock price.

Offer comprehensive benefits package to all full-time employees.

We provide a competitive benefits package to all full-time employees including health and welfare benefits such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) savings plan. We provide our Chief Executive Officer and our Executive Vice President / Chief Operating Officer a company leased vehicle but have no other structured executive perquisite benefits (e.g., club memberships or sports tickets) for any executive officer, including the Named Executive Officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the Named Executive Officers.

Provide fair and equitable compensation.

We provide a total compensation program that we believe will be perceived by both our executive officers and our shareholders as fair and equitable. In addition to market pay levels and considering individual circumstances related to each executive officer, we also consider the pay of each executive officer relative to each other executive officer and relative to other members of the management team. We have designed the total compensation programs to be consistent for our executive management team.

What our Executive Compensation Program is Designed to Award

Our executive compensation program emphasizes pay for performance. Performance is measured based on shareholder return as well as achievement of company, team and individual performance goals established by our Board relative to our Board approved annual business plan. The goals for our company are established so that target attainment is not assured. The attainment of payment for performance at target or above will require significant effort on the part of our executives.

Our Executive Compensation Process

Our compensation committee is responsible for establishing and administering our policies governing the compensation for our executive officers. The compensation committee is composed entirely of non-employee directors.  Our executive officers are elected by our Board. Our compensation committee was formed in December 2006 and is in the process of reviewing the company’s historical compensation practices. The following discussions are generally the company’s and the Board historical practices which the compensation committee expects to adopt until such time as modifications are recommended and approved by the compensation committee. Where appropriate, and pursuant to the compensation committee charter, certain procedures described below reflect the compensation committee’s intentions as it replaces the Board in oversight and governance of the compensation process.

Based on their understanding of executive compensation for comparable positions at similarly situated companies, experience in making these types of decisions and judgment regarding the appropriate amounts and types of executive compensation to pay and in part on recommendations where appropriate, from our CEO, along with other considerations discussed below, the compensation committee will approve the annual compensation package of our executive officers.

The compensation committee will meet outside the presence of all of our executive officers, including the Named Executive Officers, to consider appropriate compensation for our chief executive officer. For all other Named Executive Officers, the compensation committee will meet outside the presence of all executive officers except our chief executive officer who may be invited to attend. Mr. Hardin, our chief executive officer, or CEO, annually reviews each other named executive officer's performance with the committee and will make recommendations to the compensation committee with respect to the appropriate base salary, payments to be made under our cash incentive plans, and the grants of long-term equity incentive awards for all other executive officers.

The compensation committee will analyze annually our CEO's performance and determine his base salary, bonus opportunity payout and stock option awards based on its assessment of his performance with input from other sources the committee may from time to time utilize. The annual performance review of our executive officers will be considered by the compensation committee when making decisions on setting base salary, targets for and payments under our bonus opportunity and grants of long-term equity incentive awards. When making decisions on setting base salary, targets for and payments under our bonus opportunity and initial grants of long-term equity incentive awards for new executive officers, the compensation committee will consider the importance of the position to us, the past salary history of the executive officer and the contributions to be made by the executive officer to us. The compensation committee will also review any analyses and recommendations from other sources retained or consulted by the committee and may approve these recommendations with modifications as deemed appropriate by the compensation committee.

The compensation committee also will review the annual performance of any parties related to the CEO and consider the recommendations of the related person's direct supervisor with respect to base salary, targets for and payments under our bonus opportunity and grants of long-term equity incentive awards. The compensation committee will review and may approve these recommendations with modifications as deemed appropriate by the compensation committee.

Our Executive Compensation Programs

Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above. The basic elements of our executive compensation programs are summarized in the table below, followed by a more detailed discussion of each compensation program.

Element	Characteristics	Purpose
Base salary	Fixed annual cash compensation; all executives are eligible for periodic increases in base salary based on performance and market pay levels.	Keep our annual compensation competitive with the market for skills and experience necessary to meet the requirements of the executive's role with us.
Cash incentive bonuses	Performance-based annual cash incentive earned based on company, team and individual performance against target performance levels and market pay levels.

Motivate and reward for the achievement and over-performance of our critical financial and strategic goals. Amounts earned for achievement of target performance levels based on our annual budget is designed to provide a market-competitive pay package; potential for lesser or greater amounts are intended to motivate participants to achieve or exceed our financial performance goals and to not reward if performance goals are not met.

Long-term equity incentive plan awards (stock options)	Performance-based equity award which has value to the extent our common stock price increases over time; targeted at the market pay level and/or competitive practices at similar companies.	Align interest of management with shareholders; motivate and reward management to increase the shareholder value of the company over the long term.
Retirement savings opportunity

Tax-deferred plan in which all employees can choose to defer compensation for retirement. We provide no matching or other contributions; we do not allow employees to invest these savings in company stock.

Provide employees the opportunity to save for their retirement. Account balances are affected by contributions and investment decisions made by the employee.
Health & welfare benefits	Fixed component. The same/comparable health & welfare benefits (medical, dental, vision, disability insurance and life insurance) are available for all full-time employees.	Provides benefits to meet the health and welfare needs of employees and their families.

Allocation Between Long-Term and Currently Paid Out Compensation

The compensation we currently pay consists of base pay and annual cash incentive compensation in the form of the bonus payments. The long-term compensation consists entirely of awards of stock options pursuant to our 2006 Stock Option Plan. The allocation between long-term and currently paid out compensation is based on a review of how comparable companies use long-term and currently paid compensation to pay their executive officers.

Allocation Between Cash and Non-Cash Compensation

 It is our policy to allocate all currently paid compensation in the form of cash and all long-term compensation in the form of awards of options to purchase our common stock. We consider competitive market analyses when determining the allocation between cash and non-cash compensation.

Other Material Policies and Information

All pay elements are cash-based except for the long-term equity incentive program, which is an equity-based (stock options) award. We consider market pay practices and practices of comparable companies in determining the amounts to be paid, what components should be paid in cash versus equity, and how much of a named executive officer's compensation should be short-term versus long-term.

Compensation opportunities for our executive officers, including our Named Executive Officers, are designed to be competitive with comparable companies. We believe that a substantial portion of each named executive officer's compensation should be in performance-based pay.

In determining whether to increase or decrease compensation to our executive officers, including our Named Executive Officers, annually we take into account the changes (if any) in the market pay levels, the contributions made by the executive officer, the performance of the executive officer, the increases or decreases in responsibilities and roles of the executive officer, the business needs for the executive officer, the transferability of managerial skills to another employer, the relevance of the executive officer's experience to other potential employers and the readiness of the executive officer to assume a more significant role with another organization. In addition, we consider the executive officer's current base salary in relation to the market pay of similar companies.

Compensation or amounts realized by executives from prior compensation from us, such as gains from previously awarded stock options or options awards, are taken into account in setting other elements of compensation, such as base pay, incentive bonus payments, or awards of stock options under our long-term equity incentive program. With respect to new executive officers, we take into account their prior base salary and annual cash incentive, as well as the contribution expected to be made by the new executive officer, the business needs and the role of the executive officer with us. We believe that our executive officers should be fairly compensated each year relative to market pay levels of similar companies and equity among all our executive officers. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay for performance compensation.

Annual Cash Compensation

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our shareholders, we provide a competitive total compensation package. Base salaries and total compensation are targeted at market levels of similar companies, considering individual performance and experience, to ensure that each executive is appropriately compensated.

Base Salary

Annually we review salary ranges and individual salaries for our executive officers. We establish the base salary for each executive officer based on consideration of market pay levels of similar companies and internal factors, such as the individual's performance and experience, and the pay of others on the executive team.

We consider market pay levels among individuals in comparable positions with transferable skills within our industry and comparable companies in general industry. When establishing the base salary of any executive officer, we also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe a competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us. Approximately 30% to 90% of an executive officer's total cash compensation, depending on the executive's role with us, is paid as a base salary.

The base salaries paid to our Named Executive Officers are set forth below in the Summary Compensation Table - See "Summary of Compensation." For the fiscal year ended December 31, 2006, cash compensation to our Named Executive Officers was approximately $1,265,385, with our chief executive officer receiving approximately $649,420 of that. We believe that the base salary paid to our executive officers during 2006 achieves our executive compensation objectives, compares favorably to similar companies and is within our objective of providing a base salary at market levels.

In 2006, adjustments to our executive officers' total compensation were made based on current market pay levels of comparable companies and in generally available compensation data. In addition to the pay levels of comparable companies, factors taken into account in making any changes for 2006 included the contributions made by the executive officer, the performance of the executive officer, the role and responsibilities of the executive officer and the relationship of the executive officer's base pay to the base salary of our other executives.

Bonus Opportunity

Consistent with our emphasis on pay for performance incentive compensation programs, we provide a Bonus Opportunity pursuant to which certain of our executive officers, including our Named Executive Officers, are eligible to receive cash incentive bonuses based upon company performance against annual established performance targets, operational and financial measures and other factors, including individual performance. Cash incentive bonuses are important to focus our executive officer's efforts and reward executive officers for annual operating results that help create value for our shareholders.

Incentive award opportunities are targeted to result in cash incentive bonus payments equal to the market levels of comparable companies assuming our target business objectives are achieved. If the target level for the performance goals is exceeded, executives have an opportunity to earn cash incentive awards above the market levels of comparable companies. If the target levels for the performance goals are not achieved, executives may earn less or no bonus payments. In 2006, we exceeded the target business objectives which resulted in achieving the cash incentive bonuses.

Historically, the Board has allocated 20% of our annual pre-tax income to a cash bonus pool that is allocated among all of our employees provided we achieve a targeted pre-tax income amount set by the Board. One-half of this amount is paid to our chief executive officer, Randy Hardin, pursuant to his employment agreement. Targeted pre-tax income is generally net income before taxes, management fees, bonuses and stock option compensation. The Board determines the targeted pre-tax income amount based on our historical performance and financial forecasts prepared by management. For 2005, the targeted pre-tax income amount was $1.3 million and for 2006, it was $2.4 million.

The discretionary component provides recognition for contributions made to the overall health of the business and is intended to reward performance in areas that are not quantified in the major metrics. These cash incentive bonuses represent approximately 10% to 50% of a named executive officer's total compensation, depending on the executive's role.

A business plan which contains annual financial and strategic objectives is developed each year by management, and is ultimately reviewed and approved by our Board with such changes that are deemed appropriate by the Board. The business plan objectives include our budgeted results for the annual incentive performance measures, such as penetrating existing markets and securing and developing new markets and product offerings, and include all of our performance goals. The cash incentive bonus opportunity is presented to the compensation committee for review, and ultimately to the Board for their approval with such modifications deemed appropriate by the Board.

Cash incentive bonuses are determined at year-end based on our performance against the Board-approved targets. The compensation committee will also exercise discretion in awarding certain bonuses based on its consideration of each executive officer's individual performance and for each executive officer other than the chief executive officer, based on a review of such executive’s performance as communicated to the compensation committee by the chief executive officer, and our overall performance during the year. The cash incentive bonuses of all executive officers, including the Named Executive Officers, will be reviewed and recommended by the compensation committee for approval and ultimately must be approved by the Board before being paid.

Long-term Equity Incentive Compensation

We award long-term equity incentive grants to executive officers and directors, including certain Named Executive Officers, as part of our total compensation package. These awards are consistent with our pay for performance principles and align the interests of the executive officers to the interests of our shareholders. The compensation committee will review and recommend to the Board the amount of each award to be granted to each named executive officer and the Board approves each award. Long-term equity incentive awards are made pursuant to our 2006 Stock Option Plan.

Our long-term equity incentive compensation is currently exclusively in the form of options to acquire our common stock. The value of the stock options awarded is dependent upon the performance of our common stock price. The compensation committee, Board and management believe that stock options currently are the appropriate vehicle to provide long-term incentive compensation to our executive officers. Other types of long-term equity incentive compensation may be considered in the future as our business strategy evolves.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price for a period of up to ten years under the 2006 Stock Option Plan (the “Plan”). Stock options are awarded on the basis of anticipated service to us and will vest as determined by the compensation committee.

The exercise price of each stock option granted in 2006 was based on the public offering price. The exercise price of stock options was determined by our Board. Following our initial public offering, all options will be granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined as the closing market price of a share of our common stock on the date of grant. We do not have any program, plan or practice of setting the exercise price based on a date or price other than the fair market value of our common stock on the grant date.

Like our other pay components, long-term equity incentive award grants are determined based on competitive market levels of comparable companies.

Generally, we do not consider an executive officer's stock holdings or previous stock option grants in determining the number of stock options to be granted. We believe that our executive officers should be fairly compensated each year relative to market pay levels of comparable companies and relative to our other executive officers. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay for performance compensation. We do not have any requirement that executive officers hold a specific amount of our common stock or stock options.

The compensation committee will retain discretion to make stock option awards to executive officers at other times, including in connection with the hiring of a new executive officer, the promotion of an executive officer, to reward executive officers, for retention purposes or for other circumstances recommended by management or the compensation committee. The exercise price of any such grant is the fair market value of our stock on the grant date.

In December 2006, in recognition of efforts related to our initial public offering and to align executive ownership with us, we made special stock option grants to certain executive officers and directors. We granted stock options to purchase an aggregate of 1,187,500 shares of our common stock to certain executive officers and directors. The purpose of the grant was also to provide retention of employees following our initial public offering as well as to motivate employees to return value to our shareholders through future appreciation of our common stock price. The exercise price for the option grants is $7.00, which was the public offering price of our common stock in our IPO. The stock options granted certain executive officers and directors fully vested on the grant date.

For accounting purposes, we apply the guidance in Statement of Financial Accounting Standard 123 (revised December 2004), or SFAS 123(R), to record compensation expense for our stock option grants. SFAS 123(R) is used to develop the assumptions necessary and the model appropriate to value the awards as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award. The options granted in December, 2006 were fully vested on the grant date and are accounted for accordingly.

Executive officers recognize taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer's wages and the amount we may deduct is equal to the common stock price when the stock options are exercised less the exercise price multiplied by the number of stock options exercised. We currently do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option.

Overview of 2006 Compensation

We believe that the total compensation paid to our Named Executive Officers for the fiscal year ended December 31, 2006 achieves the overall objectives of our executive compensation program. In accordance with our overall objectives, executive compensation for 2006 was competitive with comparable companies and was weighted more heavily to pay for performance. See "Summary of Compensation."

We believe that the total compensation paid to our chief executive officer satisfies the objectives of our executive compensation program. The total compensation and elements thereof paid to each of our Named Executive Officers during 2006 is set forth below in the Summary Compensation Table. See "Summary of Compensation."

Other Benefits

Retirement Savings Opportunity

We established and continue to maintain a 401(k) and Profit-Sharing Plan intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. All of our employees who are at least 18 years of age are eligible to participate in the plan. There is no minimum service requirement to participate in the plan. Under the plan, an eligible employee can elect to defer a minimum from 1% to 85% of his salary. We may, at our sole discretion, contribute and allocate to a plan participant’s account, a percentage of the plan participant’s contribution. We have not made any contributions to this plan.

Health and Welfare Benefits

All full-time employees, including our Named Executive Officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Employment Agreements, Severance Benefits and Change in Control Provisions

In December, 2006, we entered into employment agreements with Mr. Randy Hardin, our president and chief executive officer, Mr. Ian Edmonds, our executive vice president and chief operating officer, and Ms. Mimi Tan, our senior vice president and corporate secretary to ensure they would perform their respective roles for an extended period of time (see “Employment Agreements and Arrangements”). These agreements contain provisions for potential payments upon termination of the employee under various circumstances. See “Post-Employment and Change in Control Payments” for more detailed discussion.

Stock Ownership Guidelines

Stock ownership guidelines have not been implemented by the compensation committee for our executive officers. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Securities Trading Policy

Our securities trading policy states that executive officers, including the Named Executive Officers, and directors may not purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock, or buy our securities on margin.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Summary of Compensation

The following table sets forth certain information with respect to compensation for the year ended December 31, 2006 earned by or paid to our chief executive officer, chief financial officer and our three other most highly compensated executive officers, which are referred to as the Named Executive Officers.

We adopted the fair value recognition provisions of SFAS No. 123(R) effective January 1, 2006. Under the SFAS No. 123(R), we recorded compensation expenses in our Financial Statements for the year ended December 31, 2006 with respect to the awards included in this table since the awards were effective and fully vested at the end of 2006.

Summary Compensation Table

Name & Principal Position	Year (5)	Salary ($)	Cash Bonus ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Randy Hardin President and CEO	2006	211,923	401,950	(1)	869,250	(4)	35,547	(2)	1,518,670
Ian Edmonds EVP & COO	2006	151,731	48,000		651,938	(4)	23,487	(2)	875,154
Mimi Tan SVP Business Development & Marketing	2006	122,642	41,000				5,024	(3)	168,666
Julie Sansom-Reese CFO	2006	67,010	30,000				4,766	(3)	101,776

______________________

(1)	Of this amount, $176,500 was paid in 2006 and the balance, $225,450, in 2007.
(2)	Car lease, medical insurance and long-term disability insurance payments.
(3)	Medical and long-term disability insurance payments.
(4)	2006 expense as calculated by SFAS No. 123(R).
(5)

There is a transition period for a phased-in implementation of the amended Summary Compensation Table over a three-year period for Regulation S-K companies. During this phase-in period, companies will not be required to present prior years’ compensation disclosure.

Grants of Plan Based Awards

The following table sets forth certain information with respect to grants of plan-based awards pursuant to the 2006 Stock Option Plan for the year ended December 31, 2006 to the Named Executive Officers.

Name & Principal Position	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(2)(3)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value ($)(1)

Randy Hardin President and CEO	12/20/2006	475,000	7.00	869,250

Ian Edmonds EVP, COO	12/20/2006	356,250	7.00	651,938

______________________

(1)	Based on Black-Scholes calculations of $1.83 per share.
(2)

The company has no Non-Equity Incentive Plan. The company pays bonuses based on an adjusted net income formula and on a discretionary basis based on individual as well as company wide performance goals and were fully paid or accrued as of December 31, 2006.

(3)	All Plan Awards were fully vested as of December 31, 2006.

Discussion of Summary Compensation and Plan-Based Awards

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table was paid or awarded, are described above under "Compensation Discussion and Analysis." A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment Agreements and Arrangements

In December 2006, we entered into a three-year employment contract with Randy Hardin, our president and chief executive officer. Under the agreement, Mr. Hardin receives, in addition to benefits generally available to all other employees, an initial annual base salary (beginning in 2007) of $220,000, an annual bonus based on company performance and pre-tax earnings with other adjustments, which amount has been set at ten percent by the Board with “not to exceed” caps set at $650,000, $750,000, and $850,000 for the years ending December 31, 2007, 2008, and 2009, respectively, and an initial grant of options to acquire 475,000 shares of our common stock and a company vehicle. For a discussion of the compensation and benefits payable to Mr. Hardin under the agreement upon termination, see "Employment Agreements, Severance Benefits and Change in Control Provisions."

In December 2006, we entered into a three-year employment contract with Ian Edmonds, our executive vice-president and chief operating officer. Under the agreement, Mr. Edmonds receives, in addition to benefits generally available to all other employees, an initial annual base salary (beginning in 2007) of $195,000, an annual bonus based on company performance and his individual performance that is completely at the discretion of the Board, and an initial grant of options to acquire 356,250 shares of our common stock and a company leased vehicle. For a discussion of the compensation and benefits payable to Mr. Edmonds under the agreement upon termination, see "Employment Agreements, Severance Benefits and Change in Control Provisions."

In December 2006, we entered into a three-year employment contract with Mimi Tan, our senior vice-president of business development and marketing and corporate secretary. Under the agreement, Ms. Tan receives, in addition to benefits generally available to all other employees, an initial annual base salary (beginning in 2007) of $161,200, an annual bonus based on company performance and her individual performance that is completely at the discretion of the Board. For a discussion of the compensation and benefits payable to Ms. Tan under the agreement upon termination, see "Employment Agreements, Severance Benefits and Change in Control Provisions."

Option Re-Pricing

There has been no re-pricing or other material modification of any features or characteristics of any of our outstanding stock options during the year ended December 31, 2006.

Bonus and Salary

Our Board has established a pay for performance approach for determining executive pay. Base salaries and total annual cash compensation are targeted at market levels of competitive practice based on companies in similar lines of business in similar geographies, as well as similar in size in terms of revenue and market capitalization. See - "The Objectives of our Executive Compensation Program."

The Board may terminate the plan without shareholder approval or ratification at any time. Unless sooner terminated, the plan will terminate in December, 2016. The Board may also amend the plan, provided that no amendment will be effective without approval of our shareholders if shareholder approval is required to satisfy any applicable statutory or regulatory requirements

Material Terms of Plan-Based Awards

At December 31, 2006, common shares reserved for future issuance include 1,250,000 shares issuable under the 2006 Stock option Plan and 300,000 shares issuable upon exercise of outstanding warrants. At December 31, 2006 there are 1,187,500 options outstanding under the Plan which expire December 19, 2016 and are exercisable at $7.00 per share with 62,500 options available for future grants. The warrants, issued in connection with our IPO, are exercisable at $ 8.40 per share any time beginning 365 days after the grant date and until the fifth anniversary of that date.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006 with respect to the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date

Randy Hardin President & CEO	475,000	7.00	12/31/2016

Ian Edmonds EVP, COO	356,250	7.00	12/31/2016

______________________

(1)	Options are fully vested at December 31, 2006.

Option Exercises

No options were exercised and no stock was awarded or vested.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Post-Employment and Change in Control Provisions

Provisions

In December 2006, we entered into three-year employment agreements with Ms. Tan and Messrs. Hardin and Edmonds. The agreements provide for payments under certain circumstances upon termination. If terminated for an act of breach of the agreement (as defined in the agreement) by the employee, we are obligated to pay only those wages, bonuses or other compensation then vested. If terminated for any reason other than breach of the agreement (as defined in the agreement) by the employee, an act of substantial breach of the agreement by the company, death, illness or incapacity, or in the event of a change in control of the company (as defined in the agreement), in addition to the payment of amounts then vested, the employee is entitled to:

• An amount equal to twelve months of then current salary;

• Any bonus earned based on targeted performance (non-descretionary cash incentive bonus) for that calendar year;

• 12 months COBRA premiums for then existing health and major medical coverage for the employee and family.

Potential Impact at December 31, 2006

If Mr. Hardin had been terminated for cause or if he terminated his employment without good reason on December 31, 2006, the approximate value of the severance benefits under his employment agreement would have been $637,000. If Mr. Edmonds had been terminated without cause, or if he terminated his employment for good reason or if we failed to renew his employment contract, the approximate value of the severance benefits under his employment agreement would have been $199,000. If Ms. Tan had been terminated without cause, or if she terminated her employment for good reason or if we failed to renew her employment contract, the approximate value of the severance benefits under her employment agreement would have been $170,000.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussion the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitteed on behalf of the members of the Compensation Committee:

Marvin Haas

Garland Asher

Leslie Bernhard

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the Board or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the persons who are members of our Compensation Committee have ever been employed by us.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE 2006 STOCK OPTION PLAN

TO INCREASE AUTHORIZED SHARES

The Board on April 26, 2007 adopted resolutions approving an amendment to the Plan to increase the number of shares available for issuance thereunder from 1,250,000 to 1,500,000 shares and directing that the proposed amendment be submitted to a vote of the shareholders at the Meeting. The Board determined that the amendment is in the best interests of the Company and unanimously recommends approval by the shareholders.

Background and Reason for the Proposal

As of April 27, 2007, options covering 1,227,500 shares were issued and outstanding under the Plan at a weighted average exercise price of $6.92 per share, leaving only 22,500 shares available for future grants. The market value of the shares underlying the outstanding options, based on a closing price of $5.04 per share of common stock on April 26, 2007, is $6,186,600. In order to continue our program of equity-based incentive compensation to attract and retain the personnel necessary for our success and to provide more flexibility to the Compensation Committee, the Board has unanimously approved an amendment to the Plan increasing the number of shares available for issuance and/or grant thereunder by 250,000, from 1,250,000 to 1,500,000.

The Plan was adopted in December 2006 to attract and retain the personnel necessary for our success. The Plan gives the Board the ability to provide incentives through grants of stock options, restricted stock awards and other types of equity-based incentive compensation awards to our key employees, consultants and directors (other than directors that are not compensated for their time by us or receive only a director’s fee). As of April 27, 2007, the approximate number of employees who will be eligible to participate in the Plan is 68, the approximate number of non-employee board members who will be eligible to participate in the Plan is four and we do not currently have any consultants that we are considering for participation in the Plan. The Plan will be administered by the Compensation Committee. Except as may otherwise be provided in the Plan, the Compensation Committee will have complete authority and discretion to determine the terms of awards.

A total of 1,250,000 shares of our common stock, representing 25% of the total number of shares issued and outstanding were originally reserved for issuance under the Plan. If an award expires or terminates unexercised or is forfeited to us, or shares covered by an award are used to fully or partially pay the exercise price of an option granted under the Plan or shares are retained by us to satisfy tax withholding obligations in connection with an option exercise or the vesting of another award, those shares will become available for further awards under the Plan.

The Plan authorizes the granting of options, including options that satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. After the Compensation Committee takes office, it will determine the period of time during which a stock option may be exercised, as well as any vesting schedule, except that no stock option may be exercised more than 10 years after its date of grant. Until then, these determinations are made by the entire Board. The exercise price for shares of our common stock covered by an incentive stock option cannot be less than the fair market value of our common stock on the date of grant; provided that that exercise of an incentive stock option granted to an eligible employee that owns more than 10% of the voting power of all classes of our capital stock must be at least 110% of the fair market value of our common stock on the date of grant. The aggregate fair market value of shares subject to an incentive stock option exercisable for the first time by an option holder may not exceed $100,000 in any calendar year.

The Plan also authorizes the grant of restricted stock awards on terms and conditions established by the Compensation Committee. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture.

The Board may terminate the Plan without shareholder approval or ratification at any time. Unless sooner terminated, the Plan will terminate in December, 2016. The Board may also further amend the Plan, provided that no amendment will be effective without approval of our shareholders if shareholder approval is required to satisfy any applicable statutory or regulatory requirements.

Federal Income Tax Consequences

Non-qualified Stock Options. The grant of non-qualified stock options will have no immediate tax consequences to us or the optionee. The exercise of a non-qualified stock option will require the optionee to include in his gross income the amount by which the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the option price. Upon a subsequent sale or taxable exchange of the shares acquired upon exercise of a non-qualified stock option, the optionee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

We will be entitled (provided applicable withholding requirements are met) to a deduction for Federal income tax purposes at the same time and in the same amount as the optionee is in receipt of income in connection with the exercise of a non-qualified stock option.

Incentive Stock Options. The grant of an incentive stock option will have no immediate tax consequences to the employee. Beginning in 2006, companies are required to recognize an immediate expense from the grant of incentive stock options. If the employee exercises an incentive stock option and does not dispose of the acquired shares within two years after the grant of the incentive stock option nor within one year after the date of the transfer of such shares to him (a "disqualifying disposition"), he will realize no compensation income and any gain or loss that he realizes on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. For purposes of calculating the employee's alternative minimum taxable income, however, the option will be taxed as if it were a non-qualified stock option.

Restricted Common Stock. Generally, unless the participant elects, pursuant to Section 83(b) of the Code to recognize income in the taxable year which the Restricted Stock had been awarded, the participant is required to recognize income for federal income tax purposes in the first taxable year during which the participant’s rights over the Restricted stock are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. At such time, we will be entitled (provided applicable withholding requirements are met) to a deduction for Federal income tax purposes.

Equity Compensation Plan Information

The following table summarizes the options granted under the Plan and warrants granted outside the Plan as of December 31, 2006. The shares covered by outstanding options are subject to adjustment for changes in capitalization stock splits, stock dividends and similar events.

	Equity Compensation Plan Table
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans Approved By Security Holders
Grants under the 2006 Stock Option Plan	1,187,500	$7.00	62,500

Equity Compensation Plans Not Approval By Security Holders
Warrants (1)	300,000	$8.40	Not applicable

Total	1,487,500	$7.28	62,500

______________________
(1)	The warrants, issued in connection with our IPO, in December 2006, are exercisable at $ 8.40 per share any time beginning 365 days after the grant date and until the fifth anniversary of that date.

The Board of Directors Recommends a Vote FOR The Approval Of An Amendment To The Company’s 2006 Stock Option Plan Increasing The Number Of Shares Of Common Stock Available For Issuance Thereunder and Proxies That Are

Returned Will Be So Voted Unless Otherwise Instructed.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KBA Group LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Although shareholder approval is not required, we desire to obtain from the shareholders an indication of their approval or disapproval of the Audit Committee’s action in appointing KBA Group LLP as the independent registered public accounting firm of the Company. If the shareholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee.

A representative of KBA Group LLP will be present at the Meeting and will be afforded an opportunity to make a statement and to respond to questions.

The Board of Directors Recommends a Vote FOR the Ratification of the

Appointment of KBA Group LLP for Fiscal Year 2007 and Proxies That Are

Returned Will Be So Voted Unless Otherwise Instructed.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD

The Audit Committee of the Board is responsible for providing oversight of our accounting and financial reporting functions. The Board appoints the Audit Committee and its chairman annually, with the committee consisting of at least three directors. The Audit Committee operates under a formal charter, which is available on the Company’s website at http://www.upgi.com and by clicking on the Investor Relations section then going to the “Corporate Goverance” link. The Audit Committee charter sets forth in details the duties and responsibilities of the Audit Committee.

The Audit Committee received the written disclosures and the letter from KBA Group LLP, the Company’s independent registered public accounting firm, that are required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with Independence Standards Board Standard No. 1 and the rules and regulations of the SEC, the Audit Committee considered whether the provision of non-audit services by the independent registered public accounting firm to the Company for the fiscal year ended December 31, 2006 is compatible with maintaining KBA Group LLP’s independence and has discussed with KBA Group LLP the firm’s independence from the Company.

Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. KBA Group LLP, is repsonsible for auditing those financial statements and issuing a report thereon.

The Audit Committee reviewed and discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vo. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee reviewed and discussed with management and the Company’s independent registered public accounting firm and the audited financial statements of the Company for the year ended December 31, 2006.

Based on the above-mentioned reviews and discussions with management and the Company’s independent registered public accounting firm, the Audit Committee, exercising its business judgment,

recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

This report is submitteed on behalf of the members of the Audit Committee:

Garland P. Asher

Leslie Bernhard

Robert Gutkowski

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

The Board has reviewed the following audit and non-audit fees the Company has paid to the independent public accountants for purposes of considering whether such fees are compatible with maintaining the auditor’s independence. The policy of the Board is to pre-approve all audit and non-audit services performed by its independent public accountants before the services are performed.

Audit Fees. Estimated fees billed for service rendered by KBA Group LLP for the audits of the financial statements of the Company were approximately $100,000 for 2006 and approximately $61,000 for 2005.

Audit-Related Fees. None

Tax Fees. Aggregate fees billed for permissible tax services rendered by KBA Group LLP consisted of approximately $10,000 for 2006 and approximately $9,000 for 2005. These amounts include tax consulting, preparation of federal and state income tax returns and franchise tax returns.

All Other Fees. Estimated fees billed for service rendered by KBA Group LLP for review of the Form S-1 for the Company were approximately $122,000 for 2006.

ANNUAL REPORT TO SHAREHOLDERS

We have enclosed our 2006 Annual Report to Shareholders for the fiscal year ended December 31, 2006 with this proxy statement (“Annual Report”). The Annual Report includes our audited financial statements for the fiscal year ended December 31, 2006, along with other financial information and management discussion about the Company, which we urge you to read carefully.

Our annual report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, is included in the Annual Report, which accompanies this proxy statement.

You can also obtain, free of charge, a copy of our annual report on Form 10-K by:

•	accessing the Investor Relations section of our website at http://www.upgi.com and clicking on the “SEC Filings” link:

•	writing to:

Universal Power Group, Inc. – Investor Relations 1720 Hayden Drive Carrollton, TX 75006; or

•	telephoning us at: (469) 892-1122.

You can obtain a copy of our annual report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at http://www.sec.gov.

SHAREHOLDERS PROPOSALS FOR 2008 ANNUAL MEETING

Shareholders interested in presenting a proposal for consideration at the Annual Meeting of Shareholders in 2008 must follow the procedures found in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy materials relating to our 2008 annual meeting of shareholders, all qualified proposals must be received by our Investor Relations Coordinator no later than January 2, 2008. A shareholder’s notice must set forth, as to each proposed matter: (i) as to each person whom the shareholder proposes to nominate for election to the Board, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-12 thereunder; (ii) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (iii) the name and address, as they appear on our books, of the shareholder proposing such business; (iv) the number of shares of Common Stock which are beneficially owned by such shareholder; (v) a representation that the shareholder is a holder of record of shares of the Common Stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business; and (vi) any financial interest of the shareholder in such proposal or nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of the Forms 3, 4 and 5 submitted during and with respect to the year ended December 31, 2006, there have been no untimely filings of such required forms.

Other Information

The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview, telephone and by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for benefical owners of our common stock.

Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted “FOR” all of the proposals described in this proxy statement.

Householding

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple shareholders sharing an address, although each shareholder will receive a separate proxy card. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker. If you would like to receive a separate copy of this year’s Proxy Statement or Annual Report from us directly, please contact us by:

•	writing to:

Universal Power Group, Inc. – Investor Relations 1720 Hayden Drive Carrollton, TX 75006; or

•	telephoning us at: (469) 892-1122.

OTHER MATTERS

Our board does not know of any other matters that are to be presented for action at the 2007 annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD

Mimi Tan,
Secretary

Dated: April 27, 2007

PROXY CARD

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

UNIVERSAL POWER GROUP, INC.

1720 HAYDEN DRIVE

CARROLLTON, TX 75006

(469) 892 1122 Telephone

(469) 892 1201 Facsimile

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 18, 2007

The undersigned hereby appoints Randy Hardin and Ian Edmonds as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated below, all the shares of common stock of Universal Power Group, Inc., Inc. held of record by the undersigned on April 20, 2007, at the Annual Meeting of Shareholders of Universal Power Group, Inc. (the “Company”), to be held at the Crowne Plaza Hotel located at 14315 Midway Road, Addison, Texas 75001 at 10:00 a.m., CDT, on Monday June 18, 2007 or any adjournment thereof.

INSTRUCTIONS: PLEASE INDICATE YOUR SELECTION BY PLACING AN "X" IN THE APPROPRIATE BOXES BELOW.

1.    ELECTION OF DIRECTORS — Nominees: William Tan, Randy Hardin, Ian Edmonds, Garland Asher, Leslie Bernhard, Robert M. Gutkowski and Marvin Haas

FOR election of all nominees:	☐

WITHHOLD vote from all nominees	☐

FOR all nominees,	☐

EXCEPT for nominee(s) listed below from whom Vote is withheld

2.    AMEND THE COMPANY’S 2006 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER FROM 1,250,000 TO 1,500,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.    APPOINTMENT AND RATIFICATION OF KBA GROUP, LLP AS THE INDEPENDENT REGISTERED AUDITING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Dated:	, 2007

Signature of Shareholder

Signature if held jointly

Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE READ, COMPLETE, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.